Exhibit 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

Contact:	Amy Martini Corporate Affairs (914) 789-2816 amartini@progenics.com	Kathleen Fredriksen Corporate Development (914) 789-2871 kfredriksen@progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES
THIRD QUARTER FINANCIAL RESULTS
– Enrollment Complete in Phase 2 Study of MIP-1404 –

Tarrytown, NY, November 11, 2013 – Progenics Pharmaceuticals, Inc. (NASDAQ:PGNX) today announced its results of operations for the quarter and nine months ended September 30.

Net loss for the quarter was $10.5 million or $0.17 diluted per share, compared to net loss of $11.3 million or $0.33 diluted per share in the 2012 period. Net loss for the current nine months was $34.0 million or $0.63 diluted per share, compared to $35.1 million or $1.04 diluted per share in 2012. Progenics ended the quarter with cash, cash equivalents and securities of $77.8 million, a decrease of $3.6 million for the quarter and an increase of $15.7 million from 2012 year-end.

Third quarter revenue totaled $0.9 million, down from $1.1 million in 2012. Nine months 2013 revenue was $4.9 million, down from $5.2 million in the prior year period. Royalty income for the 2013 and prior year third quarters was $0.7 million, based on Relistor® net sales (in millions) reported to Progenics by Salix, summarized in the table below. Reported global gross sales for the third quarter were almost flat as compared to the previous quarter, while global net sales decreased quarter-over-quarter. Salix has attributed the gross-to-net difference to product returns.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2013	2012	2013	2013	2012
U.S.	$3.7	$3.8	$6.7	$17.1	$25.1
Ex-U.S.	1.1	1.1	1.2	3.3	2.9
Global	$4.8	$4.9	$7.9	$20.4	$28.0

Third quarter research and development expenses totaled $8.1 million, level with the prior year period. Year-to-date research and development expense decreased by $0.2 million to $27.3 million, primarily due to lower compensation expense, partially offset by higher clinical trial expenses for PSMA ADC and inclusion in 2013 of expenses related to MIP-1404. Third quarter and year-to-date general and administrative expense decreased by $0.9 million compared to the prior year periods, primarily due to lower compensation expense from a third quarter 2012 restructuring, partially offset by higher consulting and professional fees and other operating expenses.

Progenics Announces Third Quarter Financial Results

Third Quarter and Recent Events
•	The company completed enrollment in its phase 2 study of MP-1404, a PSMA imaging agent.
•
The company presented data on two of its PSMA-focused technologies, at the European Association of Nuclear Medicine (EANM) Annual Congress in Lyon, France (October 21), and at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics in Boston (October 19 – 23).

•
The U.S. Food and Drug Administration plans to convene on March 10-11, 2014 an Advisory Committee to consider Salix's supplemental New Drug Application (sNDA) for Relistor (methylnaltrexone bromide) Subcutaneous Injection for opioid-induced constipation in patients with chronic pain.

•
Relistor global net sales decreased 39% from the second quarter and 1% from the third quarter of 2012. Global gross sales were nearly flat as compared to the second quarter and increased more than 80% versus third quarter 2012.

•	Progenics completed the sale of an additional 1.275 million shares from the underwriters' overallotment option in its June follow-on financing, yielding $5.2 million additional net proceeds.
•	Michael D. Kishbauch was elected to the company's board of directors and Stephen P. Goff, a director since 1993, retired.

Conference Call and Webcast

Progenics will review third quarter financial results in a conference call today at 8:30 a.m. EST. To participate, please dial (877) 250-8889 (domestic) or (720) 545-0001 (international) and reference conference ID 92604931. A live webcast will be available in the Media Center of the Progenics website, www.progenics.com, and a replay will be available there for two weeks.

- Financial Tables follow -

Progenics Announces Third Quarter Financial Results

PROGENICS PHARMACEUTICALS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except net loss per share)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Royalty income	$719	$728	$3,052	$4,181
Collaboration revenue	145	136	1,512	521
Research grants	-	243	275	417
Other revenues	3	10	55	44
Total revenues	867	1,117	4,894	5,163

Expenses:
Research and development	7,913	7,551	26,702	26,417
License fees – research and development	91	510	314	660
Royalty expense	73	73	308	420
General and administrative	3,123	4,007	10,853	11,753
Depreciation and amortization	179	291	774	1,063
Total expenses	11,379	12,432	38,951	40,313

Operating loss	(10,512)	(11,315)	(34,057)	(35,150)

Other income:
Interest income	12	14	36	43
Total other income	12	14	36	43

Net loss	$(10,500)	$(11,301)	$(34,021)	$(35,107)

Net loss per share; basic and diluted	$(0.17)	$(0.33)	$(0.63)	$(1.04)
Weighted average shares outstanding; basic and diluted	60,599	33,848	54,104	33,803

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
	September 30, 2013	December 31, 2012
	(unaudited)

Cash and cash equivalents	$75,597	$58,838
Accounts receivable	754	6,937
Auction rate securities	2,208	3,240
Fixed assets, net	2,526	3,399
Intangible assets and goodwill	40,002	-
Other assets	1,371	3,894
Total assets	$122,458	$76,308

Current liabilities	$6,072	$8,662
Acquisition-related contingent consideration liability	15,900	-
Deferred tax and other liabilities	13,598	1,078
Total liabilities	35,570	9,740
Stockholders' equity	86,888	66,568
Total liabilities and stockholders' equity	$122,458	$76,308

Progenics Announces Third Quarter Financial Results

About Relistor

Progenics has exclusively licensed development and commercialization rights for its first commercial product, Relistor, to Salix Pharmaceuticals, Ltd. for markets worldwide other than Japan, where Ono Pharmaceutical Co., Ltd. holds an exclusive license for the subcutaneous formulation. Relistor (methylnaltrexone bromide) subcutaneous injection is a first-in-class treatment for opioid-induced constipation approved in more than 50 countries for patients with advanced illness.

Important Safety Information for subcutaneous Relistor

Relistor is indicated for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. Use of Relistor beyond four months has not been studied.

Relistor is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction. If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with Relistor and consult their physician. Use of Relistor has not been studied in patients with peritoneal catheters.

Safety and efficacy of Relistor have not been established in pediatric patients.

Rare cases of gastrointestinal (GI) perforation have been reported in advanced illness patients with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the GI tract (i.e., cancer, peptic ulcer, Ogilvie's syndrome). Perforations have involved varying regions of the GI tract (e.g., stomach, duodenum, colon).

Use Relistor with caution in patients with known or suspected lesions of the GI tract. Advise patients to discontinue therapy with Relistor and promptly notify their physician if they develop severe, persistent, and/or worsening abdominal symptoms.

The most common adverse reactions reported with Relistor compared with placebo in clinical trials were abdominal pain (28.5% vs. 9.8%), flatulence (13.3% vs. 5.7%), nausea (11.5% vs. 4.9%), dizziness (7.3% vs. 2.4%), diarrhea (5.5% vs. 2.4%), and hyperhidrosis (6.7% vs. 6.5%).

Relistor full Prescribing Information for the U.S. is available at www.relistor.com.

Progenics Announces Third Quarter Financial Results

About Progenics

Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in late-stage clinical development. Progenics' first-in-class PSMA targeted technology platform includes an antibody drug conjugate therapeutic and a small molecule targeted imaging agent, both in phase 2 clinical trials. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is AzedraTM, an ultra-orphan radiotherapy candidate also in phase 2 under an SPA. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. Ono Pharmaceutical Co. is developing Relistor in Japan. For additional information, please visit www.progenics.com.

This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release.

Information on or accessed through our website is not included in the company's SEC filings.

(PGNX-F)
Editors Note:
For more information, please visit www.progenics.com.
For more information about Relistor, please visit www.relistor.com.